Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2016

ELYRIA, Ohio - (April 28, 2016) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2016.

On July 2, 2015, the company divested its United States medical device rentals businesses for long-term care facilities (rentals businesses), which were a part of the Institutional Products Group (IPG) segment. The rentals businesses were not deemed discontinued operations for financial reporting purposes, and therefore are included in the 2015 results below, unless otherwise noted.

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER

•	Excluding the divested rentals businesses, constant currency net sales(a) decreased 4.8% and reported net sales decreased 10.9% compared to the first quarter last year.

•
Excluding the impact of the divested rentals businesses from 2015, gross margin as a percentage of net sales for the first quarter of 2016 increased by 1.0 percentage point as compared to the first quarter last year. Reported gross margin as a percentage of net sales from continuing operations was lower by 0.3 of a percentage point compared to the first quarter last year.

•
Adjusted net loss per share(b) from continuing operations was $0.25 compared to adjusted net loss per share of $0.21 in the first quarter last year. GAAP loss per share from continuing operations was $0.27 compared to loss per share of $0.23 in the first quarter last year.

•	Free cash flow(c) was negative $39.0 million compared to negative $23.7 million last year.

•
Debt outstanding as of March 31, 2016 was $197.9 million compared to $48.3 million as of December 31, 2015. The increase in debt outstanding is the result of the issuance of $150.0 million in convertible debt during the first quarter of 2016.

CEO SUMMARY

Commenting on the company's first quarter of 2016 financial results, Matthew E. Monaghan, Chairman, President and Chief Executive Officer, said, "In the first quarter, we continued to make progress on our transformation from a generalist home and long-term care medical equipment company to one more focused on clinically complex products. In both the North America/Home Medical Equipment (HME) and Europe segments, net sales of mobility and seating products, which comprise a majority of our clinically complex portfolio, increased. Excluding the divested rentals businesses, consolidated constant currency net sales declined 4.8% compared to the first quarter last year. A portion of this decline resulted from our strategic focus away from lower margin, less differentiated products along with challenging external market dynamics. Excluding the impact from the divested rentals businesses in 2015, consolidated gross margin as a percentage of net sales improved due to this favorable sales mix. Lower net sales, increased warranty expense and higher interest expense from our recent issuance of convertible debt led to an adjusted net loss per share of $0.25 in the first quarter of 2016 compared to an adjusted net loss per share of $0.21 in the first quarter last year. Adjusted operating loss(d) was $5.4 million in the first quarter of 2016 compared to adjusted operating loss of $4.1 million in the first quarter last year primarily as a result of lower net sales and increased warranty expense. These factors, as well as increased inventory and account receivables, resulted in free cash flow of negative $39.0 million in the first quarter of 2016."

Monaghan continued, "In 2015, we established our two priorities: building a quality culture and generating profitable growth. We raised $150 million in gross proceeds earlier this year in part to help accelerate our transformation to being a more clinically oriented company. In the first quarter, we made preliminary investments in SG&A to deepen our clinical expertise and increase commercial effectiveness. We plan to continue making similar investments. We also will explore ways to make our operations more efficient and to better align our infrastructure for profitable growth. I am pleased to see very early indicators of success through gross margin improvement and net sales increases in key clinically complex product categories. The balance of 2016 will be a year of investments as we work through our turnaround. We have a clear vision and path forward."

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Net sales for the first quarter decreased 10.9% to $257.6 million from $289.0 million in the first quarter last year. Constant currency net sales decreased 7.2% for the quarter compared to the first quarter last year. Constant currency net sales increased in the Europe segment, but were more than offset by declines in the North America/HME, IPG and Asia/Pacific segments. Excluding the impact from the divested rentals businesses, constant currency net sales decreased 4.8% for the quarter compared to the first quarter last year.

For the first quarter, gross margin as a percentage of net sales was lower by 0.3 of a percentage point compared to the first quarter last year. Excluding the impact of the divested rentals businesses from 2015, gross margin as a percentage of net sales for the first quarter of 2016 increased by 1.0 percentage point as compared to the first quarter last year largely driven by a favorable sales mix partially offset by unfavorable foreign exchange and warranty expense.

In the first quarter, SG&A expense decreased by 9.9% to $73.2 million from $81.2 million last year. Foreign currency translation reduced SG&A expense by $2.9 million, or 3.6 percentage points. Constant currency SG&A expense decreased $5.1 million, or 6.3%, compared to the first quarter last year. The $5.1 million decrease in constant currency SG&A expense was driven by the sale of the rentals businesses in July 2015, which decreased SG&A expense by $5.7 million. The remaining increase in SG&A was primarily related to changes in employment costs.

The company incurred net interest expense of $1.9 million in the first quarter of 2016 compared to $0.7 million in the first quarter last year. The net increase of $1.2 million was due to the convertible debt issuance in the first quarter of 2016 and to capital lease interest expense as a result of the real estate sale and leaseback transaction completed during the second quarter of 2015.

For the first quarter, GAAP loss per share was $0.27 compared to loss per share of $0.23 for the first quarter last year ($8.6 million net loss compared to $7.5 million net loss). The current quarter net loss was significantly impacted by unfavorable net sales, warranty expense and interest expense. The net loss for the first quarter of 2015 was negatively impacted by $0.02 per share ($0.7 million after-tax expense) for the write-off of bank fees related to a previous debt agreement.

For the first quarter, adjusted net loss per share was $0.25 compared to adjusted net loss per share of $0.21 for the first quarter last year ($8.2 million adjusted net loss(e) compared to $6.9 million adjusted net loss). The increase in adjusted net loss was driven by unfavorable net sales, warranty expense and interest expense.

EUROPE

For the first quarter, European net sales decreased 4.4% to $123.3 million from $129.0 million in the first quarter last year. Constant currency net sales for the quarter increased 2.4% compared to the first quarter last year driven by increases in mobility and seating products partially offset by decreases in respiratory products. For the first quarter, earnings before income taxes decreased to $5.7 million compared to $7.5 million in the first quarter last year. This reduction in earnings was primarily due to unfavorable foreign exchange, unfavorable sales mix and increased SG&A expense primarily related to employment costs.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the first quarter, North America/HME net sales decreased 15.0% to $106.4 million from $125.2 million in the first quarter last year. Constant currency net sales decreased 14.5% compared to the first quarter last year, driven by declines in lifestyle and respiratory products partially offset by increases in mobility and seating products. Loss before income taxes was $8.7 million in the first quarter of 2016 compared to loss before income taxes of $8.8 million in the first quarter last year. This improvement was a result of stronger gross margin and reductions in SG&A expense partially offset by lower net sales and higher warranty expense and interest expense.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the first quarter, IPG net sales decreased by 23.7% to $18.2 million from $23.9 million in the first quarter last year. Constant currency net sales decreased 23.0%. Excluding the net sales impact of the divested rentals businesses, reported net sales increased by 9.1% and by 10.1% on a constant currency basis. This increase was driven by interior design projects and bed products. Earnings before income taxes were $1.4 million in the first quarter of 2016 compared to earnings before income taxes of $1.3 million in the first quarter last year. This increase in earnings before income taxes was largely due to the absence of the divested rentals businesses, which had generated a loss before income taxes in the first quarter last year. This increase in earnings was partially offset by a reduced gross margin and increased SG&A expense related to employment costs.

ASIA/PACIFIC

For the first quarter of 2016, Asia/Pacific net sales decreased 12.2% to $9.6 million from $10.9 million in the first quarter last year. Constant currency net sales decreased 2.9% due to net sales decreases in the company's subsidiary that produces microprocessor controllers and the Australian distribution business. For the first quarter, loss before income taxes was $0.7 million compared to loss of $1.2 million in the first quarter last year. The decrease in loss before income taxes was largely due to lower SG&A expense and favorable gross margin as a result of favorable foreign currency transactions and manufacturing costs.

FINANCIAL CONDITION

During the first quarter of 2016, the company issued $150.0 million in convertible debt due in 2021. The company received approximately $144.1 million in net proceeds of which $15.6 million was used for related convertible note hedge transactions and $5.0 million was used to repurchase common shares.

As a result, total debt outstanding as of March 31, 2016 was $197.9 million, compared to $48.3 million at December 31, 2015, and compared to $24.7 million as of March 31, 2015. The company's total debt outstanding as of March 31, 2016 consisted of $163.4 million in convertible debt and $34.5 million of other debt, principally lease liabilities. Long-term debt included unamortized debt discount related to the convertible debt issuance of $34.0 million and an additional offset for debt fees incurred related to the convertible debt of $5.8 million. In addition, the total debt outstanding included the convertible debt discount for the convertible debt due in February 2027, which reduced convertible debt and increased equity by $1.0 million as of March 31, 2016, $1.2 million as of December 31, 2015, and $1.8 million as of March 31, 2015.

The company's cash balances were $144.7 million as of March 31, 2016, compared to $60.1 million as of December 31, 2015, and $20.6 million as of March 31, 2015. The increase in cash balances in the first quarter of 2016 was the result of the net proceeds received from the issuance of convertible debt, partially offset by free cash flow usage, as well as the net cost of the convertible note hedge transactions and the repurchase of common shares.

In the first quarter, the company reported negative free cash flow of $39.0 million compared to negative free cash flow of $23.7 million in the first quarter last year. The first quarter 2016 free cash flow was unfavorably impacted by the net loss in the period, increases in both inventory and account receivables, and the timing of a majority of employee bonus payments, which had occurred in the second quarter last year.

As of the end of the first quarter, days sales outstanding were 44 days, up from 42 days as of December 31, 2015 and down from 47 days as of March 31, 2015. At the end of the first quarter, inventory turns were 4.5, down from 5.0 as of December 31, 2015 and 4.8 as of March 31, 2015.

STATUS OF THE CONSENT DECREE

On December 21, 2012, the company entered into a consent decree of injunction with the United States Food and Drug Administration (FDA) related to the company's Corporate headquarters and Taylor Street wheelchair manufacturing facility in Elyria, Ohio. The consent decree limits production at the Taylor Street manufacturing facility to orders meeting certain documentation requirements. In order to resume full operations at the impacted facilities, the company must complete three separate independent expert certification audits, followed by an FDA inspection and written determination that the facilities are in compliance. The company received the FDA’s acceptance of the first two independent expert certification reports in 2013.

On February 9, 2016, the independent expert auditor issued its certification report for the third phase of the consent decree indicating the company’s substantial compliance with the FDA’s quality system regulation.

Similar to the first and second certification processes, the FDA has responded to this report with clarifying questions. When the FDA's questions are satisfactorily addressed, the company intends to submit its own written report as required by the terms of the consent decree. If and when the FDA accepts the reports of both the independent expert and the company, the FDA will re-inspect the impacted facilities. The company cannot predict the acceptance of these reports by the FDA, the timing of the inspection, nor any remaining work that may be needed to meet the FDA's requirements for resuming full operations at the impacted facilities.

For more information about the consent decree, refer to the company's Form 10-K and 10-Q filings with the Securities and Exchange Commission (SEC).

(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three-month periods ended March 31, 2016 and March 31, 2015, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.
(c) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities, excluding the net cash flow impact related to restructuring activities, less purchases of property and equipment and adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) As used throughout this document, "adjusted operating loss" is a non-GAAP financial measure, which is defined as operating loss from continuing operations excluding the impact of restructuring charges ($0.1 million and $0.2 million pre-tax for the three months ended March 31, 2016 and March 31, 2015, respectively). It should be noted that the company's definition of adjusted operating loss may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate adjusted operating loss in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing adjusted operating loss as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(e) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.1 million and $0.2 million pre-tax for the three months ended March 31, 2016 and March 31, 2015, respectively), amortization of convertible debt discounts recorded in interest expense ($0.7 million and $0.2 million pre-tax for the three months ended March 31, 2016 and March 31, 2015, respectively), gain on convertible debt derivatives ($0.6 million for the three months ended March 31, 2016), the intraperiod tax allocation between continuing and discontinued operations, and excluding changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the company will conduct a conference call for investors and other interested parties on Thursday, April 28, 2016, at 8:30 AM ET to discuss the company’s performance. Those wishing to participate in the live call should dial 800-946-0709, or for international callers 719-457-2607, and enter Conference ID 9884121. A digital recording will be available two hours after completion of the conference call from April 28, 2016 through May 5, 2016. To access the recording, US/Canada callers should dial 888-203-1112, or 719-457-0820 for international callers, and enter the Conference ID 9884121.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,600 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the company’s consent decree of injunction with the U.S. Food and Drug Administration (FDA); any circumstances or developments that might delay or adversely impact the FDA's acceptance of the third, most comprehensive expert certification audit report, FDA's acceptance of the company's own written report as required by the consent decree, or FDA's inspection of the company's quality systems at the Elyria, Ohio, facilities impacted by the consent decree, including any possible failure to comply with the consent decree or FDA regulations, requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the continuing roll out of the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; interest rate or tax rate fluctuations; additional tax expense or additional tax exposures could affect the company's future profitability and cash flow; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risk of cybersecurity attack, data breach or data loss and/or delays in or inability to recover or restore data and IT systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt; provisions of Ohio law or in the company's debt agreements, charter documents or other agreements that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31,
	2016	2015
Net sales	$257,552	$289,024
Cost of products sold	189,692	211,929
Gross Profit	67,860	77,095
Selling, general and administrative expenses	73,213	81,240
Charges related to restructuring activities	102	240
Operating Loss	(5,455)	(4,385)
Gain on convertible debt derivatives	(604)	—
Interest expense - net	1,940	654
Loss from Continuing Operations before Income Taxes	(6,791)	(5,039)
Income taxes	1,825	2,475
Loss from Continuing Operations	(8,616)	(7,514)

Gain on Sale of Discontinued Operations (net of tax of $0 and $140)	—	260
Total Net Earnings from Discontinued Operations	—	260

Net Loss	$(8,616)	$(7,254)

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.27)	$(0.23)
Total Net Earnings from Discontinued Operations	$—	$0.01
Net Loss per Share—Basic	$(0.27)	$(0.23)

Weighted Average Shares Outstanding—Basic	32,371	32,125

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations *	$(0.27)	$(0.23)
Total Net Earnings from Discontinued Operations	$—	$0.01
Net Loss per Share—Assuming Dilution *	$(0.27)	$(0.23)

Weighted Average Shares Outstanding—Assuming Dilution	32,600	32,389
__________
* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE(b)

(In thousands, except per share data)	Three Months Ended
	March 31,
Continuing Operations:	2016	2015
Net loss per share - assuming dilution*	$(0.27)	$(0.23)
Weighted average shares outstanding- assuming dilution	32,371	32,125
Net loss	(8,616)	(7,514)
Income taxes	1,825	2,475
Loss before income taxes	(6,791)	(5,039)
Restructuring charges	102	240
Amortization of discount on convertible debt	664	190
Gain on convertible debt derivatives	(604)	—
Adjusted loss before income taxes	(6,629)	(4,609)
Income taxes	1,600	2,275
Adjusted net loss (e)	$(8,229)	$(6,884)

Weighted average shares outstanding - assuming dilution	32,371	32,125
Adjusted net loss per share - assuming dilution (b) *	$(0.25)	$(0.21)

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

(e) Adjusted net loss is a non-GAAP financial measure, which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.1 million and $0.2 million pre-tax for the three months ended March 31, 2016 and March 31, 2015, respectively), amortization of convertible debt discounts recorded in interest expense ($0.7 million and $0.2 million pre-tax for the three months ended March 31, 2016 and March 31, 2015, respectively), gain on convertible debt derivatives ($0.6 million for the three months ended March 31, 2016), the intraperiod tax allocation between continuing and discontinued operations, and excluding changes in tax valuation allowances.

*Net loss per share assuming dilution and adjusted net loss per share(b) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF OPERATING LOSS FROM CONTINUING OPERATIONS
TO ADJUSTED OPERATING LOSS (d)

	Three Months Ended
(In thousands)	March 31,
	2016	2015
Continuing Operations:
Operating loss from Continuing Operations	$(5,455)	$(4,385)
Charges related to restructuring activities	102	240
Adjusted operating loss (d)	$(5,353)	$(4,145)

(d) Adjusted operating loss is a non-GAAP financial measure, which is defined as operating loss from continuing operations excluding the impact of restructuring charges ($0.1 million and $0.2 million pre-tax for the three months ended March 31, 2016 and March 31, 2015, respectively). It should be noted that the company's definition of adjusted operating loss may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate adjusted operating loss in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing adjusted operating loss as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $35,844,000 and $32,841,000 for the three months ended March 31, 2016 and March 31, 2015, respectively. The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31,
	2016	2015	Change
Revenues from external customers
North America/HME	$106,371	$125,164	$(18,793)
Institutional Products Group	18,244	23,914	(5,670)
Europe	123,332	129,001	(5,669)
Asia/Pacific	9,605	10,945	(1,340)
Consolidated	$257,552	$289,024	$(31,472)

Earnings (loss) before income taxes
North America/HME	$(8,680)	$(8,830)	$150
Institutional Products Group	1,355	1,298	57
Europe	5,732	7,524	(1,792)
Asia/Pacific	(742)	(1,242)	500
All Other	(4,456)	(3,789)	(667)
Consolidated	$(6,791)	$(5,039)	$(1,752)
__________
“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments, and gain or loss on convertible debt derivatives.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) as well as net sales further adjusted to exclude the impact of the sale of the rentals businesses, which were sold in July 2015 and not deemed discontinued operations for financial reporting purposes.

Three months ended March 31, 2016 compared to March 31, 2015:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(15.0)%	(0.5)%	(14.5)%
Institutional Products Group	(23.7)%	(0.7)%	(23.0)%
Europe	(4.4)%	(6.8)%	2.4%
Asia/Pacific	(12.2)%	(9.3)%	(2.9)%
Consolidated	(10.9)%	(3.7)%	(7.2)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(23.7)%	(32.8)%	9.1%
Consolidated	(10.9)%	(2.3)%	(8.6)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(23.0)%	(33.1)%	10.1%
Consolidated	(7.2)%	(2.4)%	(4.8)%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2016	December 31, 2015
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$144,704	$60,055
Trade receivables, net	141,519	133,655
Installment receivables, net	1,114	1,145
Inventories, net	143,814	132,807
Other current assets	37,060	34,459
Total Current Assets	468,211	362,121
Other Assets	64,928	35,659
Property and Equipment, net	77,625	78,683
Goodwill	370,963	361,680
Total Assets	$981,727	$838,143
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$104,124	$105,608
Accrued expenses	112,439	122,420
Current taxes, payable and deferred	16,698	17,588
Short-term debt and current maturities of long-term obligations	2,033	2,028
Total Current Liabilities	235,294	247,644
Long-Term Debt	155,099	45,092
Other Long-Term Obligations	116,510	82,589
Shareholders’ Equity	474,824	462,818
Total Liabilities and Shareholders’ Equity	$981,727	$838,143

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(c)

	Three Months Ended
(In thousands)	March 31,
	2016	2015
Net cash used by operating activities	$(38,705)	$(22,791)
Plus:
Net cash impact related to restructuring activities	1,190	1,880
Sales of property and equipment	4	78
Less:
Purchases of property and equipment	(1,464)	(2,818)
Free Cash Flow(c)	$(38,975)	$(23,651)

(c) Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments.